UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 26, 2015

SKY HARVEST ENERGY CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-52410	N/A
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

125 W Market St. #204, Warren, OH 44481

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (604) 626-4550

1200 West 73rd Avenue, Vancouver, BC, Canada, V6P 6G5

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 26, 2015, we entered into a settlement agreement with Barry Ireland and Kelso Energy Inc. (the “Vendors”) relating to our previous acquisition of the Vendors’ vertical axis wind turbine manufacturing and sales business. As a result of the settlement, the parties have agreed to discontinue all legal action relating to the acquisition. In addition, the Vendors have returned 650,000 shares of our common stock to treasury. We have agreed to pay $75,000 to the Vendors over a ten month period and transfer all intellectual property rights to the vertical axis wind turbine technology to them. However, we retain the right to manufacture and sell turbines and will receive 50% of the gross profit from the sale of all products that are purchased by three clients that we designate as preferred purchasers. In addition, we are entitled to a commission equal to 5% of the purchase price of all products that we sell as a dealer/distributor and a commission equal to 2% of the purchase price of all products that clients purchase as a result of our introducing them to the Vendors.

ITEM 5.01.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 23, 2015, we appoint Mr. Patrick Mokros as one of our directors. There was no arrangement or understanding between our current director and officer, or any other person and Mr. Mokros pursuant to which he was appointed as a director. There is no material plan, contract or arrangement (whether or not written) to which Mr. Mokros is a party or in which he participates that was entered into in connection with his appointment.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

99.1	Press Release dated July 23, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKY HARVEST WINDPOWER CORP.

/s/ William Iny

William Iny

President

Date: July 23, 2015

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